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                                                                      EXHIBIT 11

                                RADIAN GROUP INC.
                        SCHEDULE OF NET INCOME PER SHARE

EXHIBIT 11

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
                                                                       Quarter Ended               Six Months Ended
                                                                          June 30,                      June 30,
                                                                  ------------------------      --------------------------
                                                                     2002          2001           2002            2001
                                                                  ---------      ---------      ---------      -----------
(In thousands, except per-share amounts and market prices)
Net income                                                        $ 108,922      $  92,677      $ 212,855      $   172,834
Preferred stock dividend adjustment                                    (825)          (825)        (1,650)          (1,650)
                                                                  ---------      ---------      ---------      -----------
Adjusted net income                                               $ 108,097      $  91,852      $ 211,205      $   171,184

Average diluted stock options outstanding                           5,102.8        5,915.2        5,297.7          6,363.6
Average exercise price per share                                  $   27.58      $   24.00      $   27.21      $     24.98
Average market price per share - diluted basis                    $   51.88      $   39.14      $   48.80      $     35.16

Average common shares outstanding                                    94,708         93,124         94,466           87,400
Increase in shares due to exercise of options - diluted basis         1,679          1,730          1,668            1,546
                                                                  ---------      ---------      ---------      -----------

Adjusted shares outstanding - diluted                                96,387         94,854         96,134           88,946

Net income per share - basic                                      $    1.14      $     .99      $    2.24      $      1.96
                                                                  =========      =========      =========      ===========

Net income per share - diluted                                    $    1.12      $     .97      $    2.20      $      1.92
                                                                  =========      =========      =========      ===========
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